Exhibit 4.2
FIRST AMENDMENT
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P.

This FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P. (this “Amendment”), is made as of August 7, 2015 by AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., a Maryland corporation, as general partner (the “General Partner”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement of Limited Partnership of the Partnership, dated as January 7, 2014 (the “Partnership Agreement”).
RECITALS:
WHEREAS, the General Partner desires to amend the Partnership Agreement to correct Section 16.1(a)(ii) of the Partnership Agreement relating to the issuance of the Class B Units; and
WHEREAS, pursuant to Section 14.1(a) of the Partnership Agreement, the General Partner has the power to amend Section 16.1(a)(ii) of the Partnership Agreement without the consent of the Limited Partners or the Special Limited Partner.
NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

a.	Section 16.1(a)(ii) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 16.1(a)(ii) is substituted in its place:
“(ii)    After the NAV Pricing Start Date. (i) the excess of (A) the product of (y) the lower of the Cost of Assets and the fair value of the General Partner’s assets multiplied by (z) 0.1875% over (B) any amounts payable as an Oversight Fee (as defined in the Management Agreement) for such Quarter divided by (ii) the NAV per share of Common Stock as of the last day of such Quarter; provided, that if there is an Excess Oversight Fee, no Class B Units shall be issued for such Quarter and the Excess Oversight Fee shall be carried forward to the next succeeding Quarter and included with and treated as amounts payable as an Oversight Fee for such Quarter for purposes of determining the amount of Class B Units issuable for such Quarter; provided further, that the sum of (I) the amounts determined under clause (i) for a calendar year plus (II) the amounts payable as an Oversight Fee for such calendar year, shall not be less than 0.75% of the lower of the Cost of Assets and the fair value of the General Partner’s assets for such calendar year; provided further, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

By:     _/s/ Jonathan Mehlman____________
Name:    Jonathan Mehlman

Title:	Chief Executive Officer

[Signature Page to First Amendment to Agreement of Limited Partnership]